Exhibit 99.2

Boeing Extends Temporary Suspension of Puget Sound Production Operations

SEATTLE, April 5, 2020-Boeing is extending the temporary suspension of production operations at all Puget Sound area and Moses Lake sites until further notice. These actions are being taken in light of the company's continuing focus on the health and safety of employees, current assessment of the spread of COVID-19 in Washington state, the reliability of the supply chain and additional recommendations from government health authorities.

During the suspension, the company will continue to implement additional health and safety measures at its facilities to protect employees. These measures include new visual cues to encourage physical distancing, more frequent and thorough cleaning of work and common areas and staggering shift times to reduce the flow of employees arriving and departing work, among many other improvements.

“The health and safety of our employees, their families and our communities is our shared priority,” said Boeing Commercial Airplanes President and CEO Stan Deal. “We will take this time to continue to listen to our incredible team and assess applicable government direction, the spread of the coronavirus in the community and the reliability of our suppliers to ensure we are ready for a safe and orderly return to operations.”

The volunteers who have been supporting essential site and services work should continue to report to their assigned shifts. Puget Sound area and Moses Lake employees who can work from home should continue to do so.

As the suspension of operations continues, Boeing will monitor government guidance and actions on COVID-19 and associated impact on all company operations. Boeing sites that remain open are being monitored and assessed on a daily basis.

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Contact
Boeing Communications
media@boeing.com